VESTIN REALTY MORTGAGE II, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

 FIRST:  The charter of Vestin Realty Mortgage II, Inc., a Maryland corporation (the "Corporation"), is hereby amended to provide that every 1,000 shares of Common Stock, $0.0001 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Reverse Stock Split Effective Time (as defined below) shall be combined into one issued and outstanding share of Common Stock, $0.1 par value per share.  No fractional shares of Common Stock of the Corporation will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share the stockholder would otherwise be entitled to receive multiplied by $2,700.00.

 SECOND:  The amendment to the charter of the Corporation as set forth in Article FIRST has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

 THIRD:  The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.1 per share to $0.0001 per share.

FOURTH:  The amendment to the charter of the Corporation as set forth in Article THIRD has been duly authorized and approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the "MGCL").  Pursuant to Section 2-605(a)(2) of the MGCL, no stockholder approval was required.

FIFTH:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

 SIXTH:  These Articles of Amendment shall become effective at 9:00 a.m., Eastern Time, on March 30, 2017 (the "Reverse Stock Split Effective Time").

 SEVENTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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 IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this ____ day of March, 2017.

ATTEST: VESTIN REALTY MORTGAGE II, INC.

By:  By:
 Edwin H. Bentzen IV Michael V. Shustek
Chief Financial Officer	President